Exhibit 99.1

FIRST AMENDMENT TO RIGHTS AGREEMENT

This FIRST AMENDMENT TO RIGHTS AGREEMENT (this "Amendment"), dated as of January 24, 2006 (the "Amendment"), is by and between AMERICREDIT CORP., a Texas corporation (the "Company"), and Mellon Investor Services LLC (formerly ChaseMellon Shareholder Services, L.L.C.), a New Jersey limited liability company (the "Rights Agent").

RECITALS

WHEREAS, the Company and the Rights Agent have heretofore executed and entered into the Rights Agreement, dated as of August 28, 1997;

       WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company may from time to time supplement or amend the Rights Agreement in accordance with the provisions of such Section 27; and

       WHEREAS, the Company has determined to amend the Rights Agreement to provide that any "Person" that is a "Qualified Institutional Investor" (as defined herein) will not be deemed an "Acquiring Person."

       NOW, THEREFORE, the Company and the Rights Agent hereby amend the Rights Agreement as follows:

       1. Section 1 of the Rights Agreement is hereby amended to include the following new definition in the appropriate alphabetical position, with the subsequent definitions being appropriately re-lettered and cross-references thereto being appropriately revised:

(v) "Qualified Institutional Investor" shall mean, as of any time of determination, a Person that is described in Rule 13d-1(b)(1) promulgated under the Exchange Act (as such Rule is in effect on the date hereof) and is eligible to report (and, if such Person is the Beneficial Owner of greater than 5% of the Common Stock of the Company, does in fact report and continues to report) beneficial ownership of Common Stock of the Company on Schedule 13G, and such Person (i) is not required to file a Schedule 13D (or any successor or comparable report) with respect to its beneficial ownership of Common Stock of the Company, (ii) shall be the Beneficial Owner of less than 15% of the Common Stock of the Company then outstanding (including in such calculation the holdings of all of such Person's Affiliates and Associates other than those which, under published interpretations of the Securities and Exchange Commission or its Staff, are eligible to file separate reports on Schedule 13G with respect to their beneficial ownership of the Common Stock of the Company) and (iii) shall be the Beneficial Owner of less than 17.5% of the Common Stock of the Company then outstanding (including in such calculation the holdings of all of such Person's Affiliates and Associates, including those which, under published interpretations of the Securities and Exchange Commission or its Staff, are eligible to file separate reports on Schedule 13G with respect to their beneficial ownership of the Common Stock of the Company).

      2. Section 1(a) of the Rights Agreement is hereby modified and amended by deleting the word "and" prior to the (iii) and inserting at the end of the first sentence the words "and (iv) no Person shall become an Acquiring Person that is a Qualified Institutional Investor."

      3. Section 1(a) of the Rights Agreement is hereby modified and amended to correct a scrivner's error by deleting the word "still" prior to the phrase "not include an Exempt Person" and replacing it with the word "shall."

      4. This Amendment shall be deemed to be a contract made under the laws of the State of Texas and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts made and performed entirely within such State.

      5. Except as specifically amended by this Agreement, all other terms and conditions of the Rights Agreement shall remain in full force and effect and are hereby ratified and confirmed.

      IN WITNESS WHEREOF, the Company and the Rights Agent as of the day and year first written above have duly executed this Amendment.

AMERICREDIT CORP.

By:

Name: J. Michael May

Title: Senior Vice President and Secretary

MELLON INVESTOR SERVICES,

LLC, as Rights Agent,

By:

Name:

Title: